UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2007

Nara Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50245	95-4170121
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3731 Wilshire Boulevard, Suite 1000, Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (213) 639-1700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2007, Nara Bancorp, Inc. (“Nara Bancorp” or the “Company”), entered into an employment agreement (the “Employment Agreement”) with Min J. Kim, as the President and Chief Executive Officer of Company and its wholly owned subsidiary Nara Bank (the “Bank”). The Company received notification of the required approval of the Employment Agreement by its regulators, on April 11, 2007, its effective date.

The Employment Agreement carries a three (3) year initial term, and provides for a yearly base salary of $325,000 and a target bonus of between 50% and 125% of annual base salary. The bonus, to be paid in cash, will depend on the attainment of goals to be established by the Board, with a 75% bonus if Ms. Kim fully attains the goals. In addition, Ms. Kim will be entitled to an automobile allowance of $1,200 a month, reimbursement for membership in the Jonathan Club and payment of reasonable business related expenses.

Ms. Kim was granted an option to purchase 90,000 shares of the Company’s common stock, vesting in equal installments over three (3) years, starting one year after the date of the grant. The date of the grant was November 27, 2006, the date that her appointment as President and CEO was approved by the Bank’s regulators.

The Employment Agreement also provides for a severance payment in the amount of twelve (12) months base salary if Ms. Kim is terminated during the initial term of the agreement, unless her employment is terminated for cause, by death, by disability, or as part of a change in control of the Company. Also, if Ms. Kim’s position is eliminated or her duties materially changed as a result of a change in control of the Company, she is entitled to receive twelve (12) months base salary and a pro-rata share of her bonus as if she reached 100% goal attainment, as severance, and all unvested options granted under the Employment Agreement will automatically vest.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Employment Agreement among Nara Bancorp, Inc., Nara Bank and Min J. Kim, dated April 3, 2007, and effective April 11, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nara Bancorp, Inc.

Date: April 17, 2007	/s/ ALVIN D. KANG
Alvin D. Kang
Executive Vice President and Chief Financial Officer

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